Exhibit 1.1

To the Securities Purchase Agreement dated as of August 20, 2008 (the “Agreement”) by and among Tia Tia IV, Inc., Mary Passalaqua, and Ralph Poretti, Jim McAlinden and Peter Ng each of whom is a signatory thereto.

SEPARATION AGREEMENT AND RELEASE

* * * * *

SEPARATION AGREEMENT AND RELEASE dated as of August 20, 2008 (the “Agreement”) by and between Mrs. Mary Passalaqua, an individual currently having an office located at 7325 Oswego Road, Suite D, Liverpool, New York, 13090 (hereinafter, the “Executive”), and Tia IV, Inc., a Delaware corporation, currently having its principal place of business located at 7325 Oswego Road, Suite D, Liverpool, New York, 13090 (hereinafter, the “Company”) . Each of the Executive and the Company is, unless otherwise specifically identified, a “Party” and, collectively, the “Parties”). This Agreement is expressly for the benefit of the Parties and certain “Company Releases,” each as respectively defined in Section 5 below.

RECITALS:

WHEREAS, the Executive has served as the Company’s sole officer, director, principal and employee since inception;

WHEREAS, on August 20, 2008, the Executive ceased working for the Company (hereinafter, the “Cessation Date”); and

WHEREAS, the Executive desires to separate from the Company, cede control and to settle fully and finally all differences, disputes and claims she may have against the Company and others including, but not limited to, those differences, disputes and claims based upon, arising out of, or relating to the Executive’s employment relationship with Company and the cessation thereof.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, it is hereby agreed by and between the Parties as follows:

1. Mutual Agreement to Terminate Relationship; Executive’s Resignation.  Company and the Executive mutually desire to terminate Executive’s relationship with the Company, effective as of the Cessation Date. Further, and in connection with the termination of her relationship with the Company, the Executive shall resign all of her positions with the Company, namely her positions as a director of the Company and her official positions as President, Secretary and Treasurer of the Company, she having no other positions with the Company. Concurrently with the execution and delivery of this Agreement by the Parties, the Executive shall execute and deliver to Company a letter of resignation effective as of the Cessation Date (hereinafter, the “Executive’s Resignation Letter”). The Executive’s Resignation Letter shall be substantially in the form annexed hereto as Exhibit A ..

2.  Separation Consideration; Method of Delivery.

(a) The Company agrees to issue to the Executive, One Million Five Hundred Thousand (1,500,000) shares of Company solely as her separation compensation (Separation Shares).

(b) The Company shall deliver the Separation Shares to the Executive, at 7325 Oswego Road, Suite D Liverpool, New York 13090 within five (5) days of the Cessation Date.

3.  No Filings.  The Executive represents that up to and including the date of execution of this Agreement, she has not filed any action, claim, charge, or complaint against Company or any other Company Releasee identified in Section 5 below, with any local, state, or federal agency, self-regulatory organization ("SRO"), or court and that she will not make such a filing at any time hereafter based upon any events or omissions occurring prior to and up to the date of execution of this Agreement. In the event that any agency or court assumes jurisdiction of any lawsuit, claim, charge or complaint, or purports to bring any legal or regulatory proceedings against Company or any other Company Releasee identified in Section 5 below on the Executive’s behalf, she promptly will request that the agency, SRO, or court withdraw from or dismiss the lawsuit, claim, charge, or complaint with prejudice. Notwithstanding the foregoing provisions of this Section 3 to the contrary, the Executive expressly retains any and all rights that she may have: (a) to file and commence an action for indemnification arising under the Company’s certificate of incorporation or by-laws (collectively, “Indemnification Clam”); provided, however, that such right shall not apply to any Indemnification Claim which is the basis or a part of a claim of the Company against the Executive under the Securities Purchase Agreement (as hereinafter defined in Section 5); (b) to file and commence an action to enforce issuance and delivery of the Separation Shares; and (c) to enforce any of her rights under the Securities Purchase Agreement (as hereinafter defined in Section 5) including any claims for indemnification thereunder to the extent in good faith she believes she is entitled thereto.

4. Covenant Not to Sue.  In consideration for the promises set forth in this Agreement, the Executive covenants that she will not file, participate in, or instigate the filing of any lawsuits, complaints or charges by herself or by any other person or party in any state or federal court or any proceedings before any local, state, or federal agency, or SRO, except as required by law, claiming that Company or any other Company Releasee identified in Section 5 below has violated any law or obligation, including, but not limited to, any claims that have been made or that could have been made, based upon events or omissions occurring prior to and including the effective date of this Agreement. Notwithstanding the foregoing provisions of this Section 4 to the contrary, the Executive expressly retains any and all rights that she may have: (a) to file and commence an action for an Indemnification Claim; provided , however , that such right shall not apply to any Indemnification Claim which is the basis or a part of a claim of the Company against the Executive under the Securities Purchase Agreement (as hereinafter defined in Section 5); (b) to sue to enforce issuance and delivery of the Separation Shares, and (c) to sue to enforce any of her rights under the Securities Purchase Agreement (as hereinafter defined in Section 5) including any claims for indemnification thereunder to the extent in good faith she believes she is entitled thereto.

5. Executive Release.

Subject to Company’s obligations in this Agreement or anything to the contrary stated herein, in consideration for the promises set forth in this Agreement, the Executive does hereby - for herself and for her heirs, representatives, attorneys, executors, administrators, successors, and assigns - release, acquit, and forever discharge Company and all of its affiliates, subsidiaries and divisions, and their respective stockholders, officers, directors, partners, servants, agents, employees, representatives, attorneys, employee welfare and retirement plans and the respective plan administrators and fiduciaries, past, present, and future, all persons acting under, by, through, or in concert with any of them, and each of them (all of whom are hereinafter referred to as the "Company Releasees"), from any and all actions, causes of action, grievances, obligations, costs, expenses, damages, losses, claims, liabilities, suits, debts, demands, and benefits (including attorneys' fees and costs actually incurred), of whatever character, in law or in equity, known or unknown, suspected or unsuspected, matured or unmatured, of any kind or nature whatsoever, based on any act, omission, event, occurrence, or nonoccurrence from the beginning of time to and including the effective date of this Agreement, including but not limited to any claims or causes of action arising out of or in any way relating to the Executive’s employment relationship with Company or any other Company Releasee. The Executive agrees that this release of claims includes, but is not limited to, claims for breach of any implied or express contract or covenant; claims for promissory estoppel; claims of entitlement to any pay (other than the Separation Consideration promised in Section 2); claims of wrongful denial of insurance and employee benefits, or any claims for wrongful termination, public policy violations, defamation, invasion of privacy, fraud, misrepresentation, unfair business practices, emotional distress or other common law or tort matters; claims of harassment, retaliation or discrimination under federal, state, or local law; claims based on any federal, state or other governmental statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act of 1967, the Older Worker Benefit Protection Act, the National Labor Relations Act, the Occupational Safety Health Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, New York State Wage and Hour Laws, the New York Occupational Safety and Health Laws, the New York Equal Pay Law, the New York Human Rights Law, the New York Civil Rights Act, the New York City Human Rights Act, and the New York City Administrative Code - Title 8. It is expressly understood by the executive that among the various rights and claims being waived by the Executive in this Agreement are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. sec. 621, et seq.), as amended. Executive’s release of Company under this Section 5 shall not apply to any claims of Executive under: (a) the Company’s certificate of incorporation or by-laws for an Indemnification Claim; provided , however , that such right shall not apply to any Indemnification Claim which is the basis or a part of a claim of the Company against the Executive under the Securities Purchase Agreement (as hereinafter defined); (b) the Separation Shares, and (c) that certain Securities Purchase Agreement by and among the Executive, the Company and Ralph Poretti, Jim McAlinden and Peter Ng dated as of August 20, 2008 (hereinafter, the “Securities Purchase Agreement”) including any claims for indemnification thereunder to the extent in good faith she believes she is entitled thereto.

6.  Mutual Non-Disparagement.

(a) The Executive agrees that she will not make any disparaging or defamatory statements, either orally or in writing (and, for the purposes of this Agreement, the term “writing” includes, but is not limited to electronic communications), to any third party concerning Company (including, but not limited to the Company Releasees identified in Section 5 above), concerning its or their officers, directors, employees or agents, or concerning its or their services, products, offerings, quantitative or other research, or methods of communicating such services, products or offerings, or its or their method of doing business, or employment practices. The Executive agrees that she will direct her immediate family members and representatives not to make any disparaging or defamatory statements, either orally or in writing, to any third party concerning Company or any other Company Releasee, concerning its or their officers, directors, employees or agents, or concerning its or their services, products, quantitative or other research, or methods of doing business. Nothing herein shall preclude the Executive from cooperating in a truthful manner with any governmental agency or self-regulatory agency (SRO), in an investigation or review by such agency, or testifying in a court of law or other proceeding if compelled or requested to testify as a witness in a proceeding in which Company, or any other Company Releasee, or Executive is a subject of the investigation, review, or proceeding.

(b) Company agrees that it will direct Ralph Poretti, Jim McAlinden and Peter Ng not to make any disparaging or defamatory statements, either orally or in writing, to any third party concerning the Executive including, but not limited to, any statements related to the Executive’s performance during the Executive’s tenure at Company. Nothing herein shall preclude Company, its corporate affiliates, or their respective officers, directors, employees or agents from cooperating in a truthful manner with any governmental agency or self-regulatory agency (SRO), in an investigation or review by such agency, or testifying in a court of law or other proceeding if compelled or requested to testify as a witness in a proceeding in which Company, or any Company Releasee, or Executive is a subject of the investigation, review, or proceeding.

7. Knowing and Voluntary Agreement.  The Executive understands and agrees that she:

(a) has had a reasonable time within which to consider this Agreement before executing it;

(b) has carefully read and fully understands all of the provisions of this Agreement;

(c) is, through this Agreement, releasing Company and the other Company Releasees from any and all claims she may have against Company and the other Company Releasees (other than claims arising under the Separation Sharesand the Securities Purchase Agreement), as stated herein but not after this Agreement is executed by the Executive, including claims under the Age Discrimination in Employment Act of 1967;

(d) knowingly and voluntarily agrees to all of the terms set forth in this Agreement in exchange for consideration that is more valuable than what Executive is already entitled to;

(e) knowingly and voluntarily intends to be legally bound by the same;

(f) was advised, and hereby is advised in writing, to consider the terms of this Agreement and consult with an attorney of her respective choice prior to executing this Agreement;

(g) has had twenty-one (21) days to consider this Agreement before signing it (the “Consideration Period”), and has seven (7) days after signing this Agreement to revoke her signature (the “Revocation Period”). Revocation can be made by delivering written notice of revocation to: Ralph Poretti, 3571 Arthur Kill Rd., Staten Island, NY 10309. For this revocation to be effective, written notice must be received by Ralph Poretti no later than the close of business on the seventh (7th) calendar day after the Executive signs this Agreement. If the Executive revokes this Agreement, it shall not be effective or enforceable and the Executive will not receive the benefits provided herein.

8. Executive Representations and Warranties.  The Executive represents, warrants and covenants to the Company that:

(a) The Executive has the requisite power, authority and legal capacity to execute and deliver this Agreement, to perform all of her obligations hereunder and to undertake all actions required of the Executive hereunder; and all necessary approvals of third parties with respect to such matters have been given or obtained.

(b) This Agreement has been duly executed and delivered by the Executive and constitutes a valid and legally binding obligation of the Executive, enforceable against the Executive, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity. The entering into of this Agreement and the transactions contemplated hereby will not result in a violation of any of the terms or provisions of any law applicable to the Executive, or any agreement to which the Executive is a party or by which she is bound.

(c) The Executive is acquiring the Separation Shares as principal for her own account for investment purposes only and not with a view to or for distributing or reselling the Separation Shares or any part thereof or interest therein.

(d) The Executive either alone or together with her representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating and assessing the merits and risks of the prospective investment in the Separation Shares, and has so evaluated the merits and risks of such investment and has determined that the Separation Shares is suitable for investment for her .

(e) The Executive acknowledges that her acquisition of the Separation Shares is a highly speculative investment, involving a high degree of risk and the Executive is able to bear the economic risk of an investment in the Separation Shares; and, at the present time, is able to afford a complete loss of such investment.

(f) The execution, delivery, and performance of this Agreement by Executive and the consummation by Executive of the transactions contemplated hereby will not conflict with or result in a default under the terms of any material contract, agreement, obligation or commitment applicable to Executive. The execution, delivery and performance by the Executive of this Agreement and the completion of the transaction contemplated hereby do not and will not result in a violation of any law, regulation, order or ruling applicable to the Executive, and do not and will not constitute a breach of or default under any agreement to which the Executive is a party or by which she is bound.

(g) The Executive understands that no securities commission, stock exchange, governmental agency, regulatory body or similar authority has made any finding or determination or expressed any opinion with respect to the merits of an investment in the Separation Shares.

(h) The Executive confirms that neither the Company nor any of its directors, employees, officers, consultants, agents or affiliates, has made any representations (written or oral) to the Executive regarding the future value of the Separation Shares. In making its investment decision with respect to the Separation Shares, the Executive has relied solely upon publicly available information relating to the Company and not upon any verbal or written representation made by or on behalf of the Company.

(i) The Executive is not and has not become aware of any advertisement in printed public media or on radio, television or other form of communication (including electronic display such as the Internet) with respect to the offering of the Separation Shares to her.

(j) The Executive understands that the sale and delivery of the Separation Shares is conditional upon such sale being exempt from the registration and prospectus requirements under applicable securities legislation or upon the issuance of such orders, consents or approvals as may be required to permit such sale and delivery without complying with such requirements. If required under applicable securities legislation or regulatory policy, or by any securities commission, stock exchange or other regulatory authority, the Executive will execute, deliver, file and otherwise assist the Company in filing such reports, undertakings and other documents with respect to the issue of the Separation Shares.

(k) Except as disclosed in writing to the Company, the Executive does not act jointly or in concert with any other person or company for the purposes of acquiring the Separation Shares.

(l) The investment in the Separation Shares may have tax consequences under applicable taxation laws, that it is the sole responsibility of the Executive to determine and assess such tax consequences as may apply to her particular circumstances, and the Executive has not received and is not relying on the Company for any tax advice whatsoever.

(m) The Executive is responsible for obtaining such legal advice as she considers appropriate in connection with the execution and delivery of this Agreement and her acquisition of the Separation Shares hereby. The Executive acknowledges that she has been advised that no accountant or attorney engaged by the Company is acting as her representative, accountant or attorney in connection with this Agreement and/or the transactions contemplated hereby.

(n) All information which the Executive has provided or is providing the Company, or to its agents or representatives concerning the Executive’s suitability to acquire the Separation Shares is accurate and correct as of the date of the signature on the last page of this Agreement. Such information includes, but is not limited to the Executive’s personal financial affairs, business position and the knowledge and experience of the Executive and the Executive’s advisors. The Company shall maintain such information regarding the Executive in strict confidence except as may be required to be disclosed to governmental agencies pursuant to requirements of applicable corporate securities and tax laws, rules and regulations regarding the issuance and delivery of the Separation Shares to the Executive.

(o) The Executive has been provided with copies of all material information requested by either the Executive, the Executive’s purchaser representative or other representing the Executive, including any information requested to verify any information furnished, and there has been direct communication between the Executive and her representatives on the one hand and the Executive and the Executive’s representatives and advisors on the other in connection with information regarding the acquisition of the Separation Shares under this Agreement. There has been made available the opportunity to ask questions of and receive answers from the Company and/or the directors, officers, employees or representatives of the Company concerning the issuance and deliver of the Separation Shares under this Agreement and to obtain any additional information (to the extent the Company possesses such information or can acquire it without unreasonable effort or expense) desired or necessary to verify the accuracy of the information provided.

(p) The Executive represents and warrants that the Executive is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D, as promulgated under the ’33 Act and, particularly, is either: (i) a natural person whose individual net worth, or joint net worth with her spouse, as of the date of this Agreement, exceeds $1,000,000; or (ii) a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with her spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

(q) The Executive acknowledges that the Separation Shares shall bear a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “1933 ACT”) OR ANY STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT WITH RESPECT TO SUCH SHARES, OR WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS BEING MADE IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT OR IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAWS; AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

(r) The Executive confirms that she has been advised to consult with her own legal and financial advisors with respect to the suitability of the Separation Shares (and the non-transferability restrictions thereon) as an investment for the Executive and confirms that no representation has been made to her by or on behalf of the Company with respect thereto.

9. Full and Independent Knowledge.  The Parties represent that they have discussed thoroughly all aspects of this Agreement with their respective attorneys, fully understand all of the provisions of the Agreement, and are voluntarily entering into this Agreement.

10. No Representations.  The Parties acknowledge that, except as expressly set forth herein, no representations of any kind or character have been made to induce the execution of this Agreement.

11. Mutual Non-Admission of Liability.  Each of the Parties hereby expressly acknowledges that the execution of this Agreement and the mutual consideration provided hereunder are not and shall not be construed in any way as an admission of wrongdoing or liability on the part of any Party arising out of or attributable to the Executive’s relationship with and employment at Company or the termination of those relationships.

12. Waiver.  The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13. Miscellaneous.

(a) The language of all parts in this Agreement shall be construed as a whole, according to its fair meaning, and not strictly for or against any Party, each Party having had a hand in its drafting;

(b) Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement, and all remaining provisions shall remain valid and enforceable.

(c) Except as otherwise expressly provided in the Securities Purchase Agreement , this Agreement sets forth the entire agreement between the Parties pertaining to the subject matter of this Agreement and fully supersedes any prior agreement or understanding pertaining to the subject matter hereof;

(d) The headings used herein are for reference only and shall not affect the construction of this Agreement.

15. Counterparts. This Agreement may be executed in one or more counterparts, by facsimile or original signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Notification. Notice to be given under this Agreement shall be deemed given, when received, and if sent by reputable courier (DHL, FedEx or UPS), as follows:

If to the Company, to:

Tia IV Inc.
2571 Arthur Kill Rd.
Staten Island, NY  10309

If to the Executive, to:

Mrs. Mary Passalaqua
7325 Oswego Road , Suite D
Liverpool, New York, 13090
Fax No.: (315) 451-3964

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the day and year first-above written.

TIA IV, INC.

JAN-13-2009 13:41 From: To:7188650931 P.1/1

The Company:
Tis IV Inc.

By: ____________________

Name: Mary Passalaqua
Title: President, Secretary and Sole Director

The Purchasers:

By: ____________________

Name: Ralph Peretti

By: ____________________

Name: Jim McAlinden

By: ____________________

Name: Peter Ng

The Shareholder:

____

Name: Mary Passalaqua

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